Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                  REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

      EDINBURG, VA, (July 21, 2005) - Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced unaudited financial results for the second quarter and six months ended June 30, 2005. Net income for the quarter ended June 30, 2005 was $2.5 million, compared to $2.9 million for the second quarter 2004. Total second quarter revenues grew by 18.8% from the same quarter last year, including a 15.9% increase in wireless revenues. Net income for the six months ended June 30, 2005 was $4.9 million, which represented a decrease of $0.3 million from the 2004 six-month period.

Overall Highlights

      For the quarter ended June 30, 2005, net income was $2.5 million or $0.33 per diluted share, compared to $2.9 million or $0.38 per diluted share in the second quarter of 2004. The Company's total revenues for the second quarter of 2005 were $35.5 million, compared to $29.9 million in the second quarter of 2004, which represented an increase of $5.6 million or 18.8%. The Company's revenue growth was driven primarily by a $3.2 million increase in its wireless PCS operations and $2.1 million from NTC Communications (NTC), acquired on November 30, 2004.

      Operating income for the second quarter of 2005 and 2004 was $4.7 million and $5.0 million, respectively. The second quarter of 2005 operating income includes an operating loss from NTC of $1.0 million and Stock Appreciation Rights (SARS) expense of $0.5 million.


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July 21, 2005
News Release
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Operating income for the six months ended June 30, 2005 and 2004 was $9.3 million for both periods, with 2005 including an operating loss of $1.8 million for NTC and $0.6 million of SARS expense. The SARS expense relates to the Company's stock-based compensation plan and was driven by the large increase in the Company's stock price during 2005.

      "We are please with our overall results during the quarter," stated Christopher E. French, President and CEO. "The startup loss from NTC was expected as we continue our efforts to build upon its potential; and, results from our other business lines exhibited good improvement over prior periods."

PCS Operations

      The Company experienced continued growth in second quarter wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue to a total of $23.0 million, which represented an increase of $3.2 million over the 2004 second quarter. The PCS net income was $1.1 million in the second quarter of 2005 compared to net income of $0.9 million in the second quarter of 2004. PCS net income for the six months ended June 30, 2005 was $2.0 million, which represented a $0.6 million increase over the 2004 six-month period. The Company's Sprint retail wireless customer count for the second quarter increased by 5,200, compared to 4,900 in the second quarter of 2004, to approximately 112,100 retail customers, an 18.6% increase from June 30, 2004. Wholesale users increased by 1,200, compared to a 1,700 increase in the second quarter of 2004, to approximately 32,700, an 81.1% increase from June 30, 2004. The Company's second quarter retail customer turnover, or churn, was 1.9%, similar to the second quarter of 2004.

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July 21, 2005
News Release
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Telephone Operations

      The local telephone operations net income for the second quarter of 2005 was $1.8 million, which represented a $0.1 million increase compared to the second quarter of 2004. Telephone operations recorded a net gain of 75 access lines during the second quarter of 2005 and 186 for the six months ended June 30, 2005 to end the second quarter at 24,877.

Additional Highlights

      During the second quarter, the Company invested $7.0 million in Plant in Service and reduced long-term debt $13.1 million, primarily paying down a long-term revolving line of credit. Cash and cash equivalents were $9.1 million as of the end of the second quarter. At June 30, 2005, the Company's debt/equity ratio was 32.0% and debt as a percent of total assets was 18.9%.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.


                                                ----------------------------
                                                Earle A. MacKenzie
                                                Chief Financial Officer

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July 21, 2005
News Release
Page 4 of 5

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors. For a discussion of these factors, see the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 22,2005. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets                   June 30,    December 31,
-------------------------------------                     2005          2004
                                                          ----          ----
Cash and cash equivalents                              $   9,050     $  14,172
Other current assets                                      14,596        20,345
Total securities and investments                           7,275         7,250
Property, plant and equipment                            242,130       230,323
  Less accumulated depreciation                          (84,584)      (74,071)
                                                       ---------     ---------
Net property, plant and equipment                        157,546       156,252
Other assets, net                                         12,821        13,228
                                                       ---------     ---------
   Total assets                                        $ 201,288     $ 211,247
                                                       =========     =========

Current liabilities, exclusive of current
maturities of $4,448 and $4,372, respectively          $  17,108     $  17,474
Long and short-term debt                                  38,122        52,291
Total other liabilities                                   26,829        27,685

Total shareholders' equity                               119,229       113,797
                                                       ---------     ---------
   Total liabilities and shareholders' equity          $ 201,288     $ 211,247
                                                       =========     =========

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July 21, 2005
News Release
Page 5 of 5

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

                                        Three months ended         Six months ended
                                             June 30,                   June 30,
                                          2005        2004*         2005        2004*
                                          ----        -----         ----        -----
Operating Revenues-Wireless            $ 23,833     $ 20,568     $ 46,412     $ 39,432
                  -Wireline               9,177        7,608       18,382       14,757
                  -Other                  2,454        1,676        5,070        3,383
                                       --------     --------     --------     --------
   Total operating revenue               35,464       29,852       69,864       57,572
Cost of goods and services                5,674        3,886       11,152        7,610
Network operating costs                  10,209        9,156       19,931       17,467
Depreciation                              5,492        4,395       10,914        8,732
Selling, general and administrative       9,430        7,390       18,591       14,452
                                       --------     --------     --------     --------
   Total operating expenses              30,805       24,827       60,588       48,261
                                       --------     --------     --------     --------
Operating income                          4,659        5,025        9,276        9,311
Interest expense                           (770)        (773)      (1,624)      (1,571)
Other income (expense)                      120          337          144          543
Income tax provision                     (1,497)      (1,709)      (2,889)      (3,090)
                                       --------     --------     --------     --------

   Net income                          $  2,512     $  2,880     $  4,907     $  5,193
                                       ========     ========     ========     ========

Net earnings per share, basic          $   0.33     $   0.38     $   0.64     $   0.68
                                       ========     ========     ========     ========

Net earnings per share, diluted        $   0.33     $   0.38     $   0.64     $   0.68
                                       ========     ========     ========     ========

* Certain amounts for 2004 have been reclassified to conform with the 2005 presentation.